UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 30, 2018

ProLung, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54600	20-1922768
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

757 East South Temple Suite 150
Salt Lake City, Utah	84102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(801) 736-0729

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2018, Jared Bauer was appointed to the Board of Directors of ProLung, Inc. (the “Company”). In connection with the appointment of Mr. Bauer, the Board of Directors was expanded to five directors, and Mr. Bauer was appointed to the class of directors whose term expires at the 2020 annual meeting of stockholders.

Mr. Bauer, age 37, has been the Chief Executive Officer of ApolloDx, LLC, an in vitro mobile point-of-care diagnostic company, since April 2014. In addition, since June 2017, Mr. Bauer has been the Chief Executive Officer of CibusDx Inc., a company delivering technology that improves food safety testing. Mr. Bauer co-founded and led the Idaho Business Council, a non-partisan collaboration between the State’s business community and all of its research universities to promote Idaho-based research and economic development. In 2012, Jared founded Exuro Medical, a developer and supplier of first aid burn care products, where he worked as Chief Executive Officer until December 2016. Jared led the Exuro team to expand BurnFree distribution to 58 countries, managing regulatory processes, re-working quality systems, and making BurnFree the second largest burn treatment product line in the world. Jared led Exuro Medical through a successful exit transaction in 2016. Jared currently serves as a trustee at The Oliver Fund, a non-profit he co-founded, and has recently served as an adjunct professor of entrepreneurship at LDS Business College. Mr. Bauer earned a master of business administration degree from Boise State and a bachelor of science degree in economics from the University of Utah.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProLung, Inc.

Dated: August 3, 2018	By:	/s/ Michael Garff
Michael Garff, Chief Executive Officer